Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated February 14, 2013, relating to the financial statements and financial highlights, which appears in the December 31, 2012 Annual Report to Trustees and Shareholders of Third Avenue Value Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 17, 2013